UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2018

RenovaCare, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-30156	98-0384030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pittsburgh Life Sciences Greenhouse 2425 Sidney Street Pittsburgh, PA	15203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 398-0202

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 21, 2018, Harmel S. Rayat was appointed to the Board of Directors of Renovacare, Inc. as Chairman (the “Company”).

Mr. Rayat's annual compensation for serving as Chairman of the Board of Directors will be $1.00 per year.

Mr. Rayat began his career working as a mail room clerk and messenger for a national Canadian brokerage firm before soon entering the brokerage business as a stock broker, during which time he developed a keen talent for recognizing investment opportunities and a penchant for investing in companies with strong potential. Mr. Rayat is the president and sole stockholder of Kalen Capital Corporation , which owns, on a fully diluted basis 51,894,709 shares of the Company’s common stock representing approximately 66% of the issued and outstanding.* Mr. Rayat is also a director of SolarWindow Technologies, Inc.

Since the 1990s, Mr. Rayat has enjoyed a successful career as an entrepreneur and an investor providing strategic capital and managerial guidance to a number of entities, including an electronic news distribution company that became an early leader in its field and several biotech and alternative energy start-ups. Seeking non-correlating, relative low-risk, high-yielding investment diversity and new opportunities, Mr. Rayat established, and is the majority stockholder of ,Talia Jevan Properties, Inc. in 2006 to acquire and manage high-quality, relatively low-risk commercial real estate properties, with an emphasis on Class-A properties in prominent cities qualified by size, economic strength, growth potential, social and cultural diversity, geographical appeal, and most importantly, a superior risk adjusted return on investment. Starting with no legacy assets, a personal equity investment of $20 million and following a risk-adjusted acquisition strategy and a proactive managerial mindset heavily focused on providing exceptional service to tenants, Mr. Rayat has since built a commercial real estate portfolio valued at almost $200 million, using modest leverage. For the 12 years ending December 31, 2017, his portfolio has generated annualized return on equity of 42% per year, compared to 11% for the Dow and 17% for NASDAQ.

Mr. Rayat is the author of the book “Winning With Commercial Real Estate.”

*Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Beneficial ownership is calculated based on 76,840,522 shares of common stock issued and outstanding on a fully diluted basis as of February 23, 2018. Under Rule 13d-3(d) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

SECTION 7 – Regulation FD

Item 7.01 Regulation FD Disclosure

On March 21, 2018, RenovaCare, Inc. , issued a press release announcing the appointment of Mr. Harmel S. Rayat, company founder and longtime majority stockholder, as Chairman of its Board of Directors. A copy of the press release is attached as Exhibit 99.1 to this report.

A copy of the press release is attached as Exhibit 99.1 hereto.

Except for the historical information presented in this document, the matters discussed in this Report, or otherwise incorporated by reference into this document, contain “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements are identified by the use of forward-looking terminology such as “believes,” “plans,” “intend,” ”scheduled,” “potential,” “continue,” “estimates,” “hopes,” “goal,” “objective,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, apply to forward-looking statements made by the Registrant. The reader is cautioned that no statements contained in this Report should be construed as a guarantee or assurance of future performance or results. These forward-looking statements involve risks and uncertainties, including those identified within this Report. The actual results that the Registrant achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These forward-looking statements are based on current expectations, and the Registrant assumes no obligation to update this information. Readers are urged to carefully review and consider the various disclosures made by the Registrant in this Report and in the Registrant’s other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Registrant’s business.

The information in this Item 7.01 of this Current Report on Form 8-K (this “Report”) and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 and in the press release attached as Exhibit 99.1 to this Report shall not be incorporated by reference into any filing with the SEC made by us, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

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SECTION 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release dated March 21, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Renovacare, Inc.

Dated: March 26, 2018	By:	/s/ Thomas Bold
	Name:	Thomas Bold
	Title:	Chief Executive Officer

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